Calculation of Filing Fee Tables

FORM S-8

(Form Type)

NEUPHORIA THERAPEUTICS INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	457(h)	1,000,000	(2)	$3.23	(3)	$3,230,000	$0.00015310	$494.51
Total Offering Amount							$3,230,000		$494.51
Total Fee Offsets									$0.00
Net Fees Due									$494.51

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.00001 per share (“Common Stock”), of Neuphoria Therapeutics Inc. (the “Company”) that become issuable under the Registrant’s 2024 Equity Incentive Plan (the “2024 Plan”), by reason of any stock dividend, stock split, recapitalization or other similar transaction that increases the number of the outstanding shares of the Company’s Common Stock. In addition, pursuant to Rule 416(c) under the Securities Act, this Registration Statement shall also cover an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Represents the 1,000,000 shares of Common Stock reserved and available for issuance under the Plan.

(3)	Calculated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The registration fee is calculated based on a price of $3.40 per share, which is the average of the high and low prices of the Common Stock as reported on the Nasdaq Capital Market on January 23, 2025.

Table 2: Fee Offset Claims and Sources

The Registrant does not have any fee offsets.